SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RENEWABLE ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Dear Stockholders:

You are cordially invited to attend Renewable Energy Group Inc.’s 2013 Annual Meeting of Stockholders on May 16, 2013. The Annual Meeting will begin promptly at 10:00 a.m. Central time at our offices located at 416 South Bell Avenue, Ames, Iowa. We will also be hosting an open house for our stockholders on May 16, 2013 from 8:30 a.m. to 10:00 a.m. during which our stockholders will have the opportunity to tour our headquarters’ facility, including our research and development facility.

At 10:00 a.m., we will begin our Annual Meeting with a discussion and vote on the matters set forth in the enclosed Proxy Statement and in the Notice of Internet Availability of Proxy Materials that was mailed to our stockholders on or about April 4, 2013, followed by presentations and a report on our performance for 2012 and the first three months of 2013.

I look forward to seeing you in Ames on May 16, 2013.

Sincerely,

Jeffrey Stroburg
Chairman

RENEWABLE ENERGY GROUP, INC.

416 South Bell Avenue

Ames, Iowa 50010

Notice of Annual Meeting of Stockholders

The 2013 Annual Meeting of Stockholders of Renewable Energy Group, Inc. will be held at our principal executive offices located at 416 South Bell Avenue, Ames, Iowa, 50010, on May 16, 2013, at 10:00 a.m., Central time. We are holding the Annual Meeting to:

1.	Elect three Class II directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	Approve the Renewable Energy Group Annual Incentive Plan;

3.	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

We have selected April 1, 2013, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the internet, we have elected to deliver our proxy materials to our stockholders via the internet. This process allows us to provide stockholders with the information they need, while at the same time lowering the cost of delivery. On or about April 4, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2013 Annual Meeting of Stockholders. Each attendee must present the Notice, or other proper form of documentation, to be admitted.

By Order of the Board of Directors,

/s/ Natalie A. Lischer

Natalie A. Lischer Secretary

April 4, 2013

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the internet, by telephone or by mail (if you request a paper copy of the proxy materials and wish to vote by mail). Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

i

RENEWABLE ENERGY GROUP, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

April 4, 2013

This proxy statement is being furnished to stockholders of Renewable Energy Group, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2013 Annual Meeting of Stockholders, which is described below.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to our stockholders over the internet, rather than mailing paper copies of those materials to each stockholder. On or about April 4, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our 2013 Proxy Statement and 2012 Annual Report to Stockholders and view instructions on how to vote via the internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Renewable Energy Group, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

The 2013 Annual Meeting of Stockholders will be held on May 16, 2013, at 10:00 a.m., Central time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa.

What items will be voted on at the Annual Meeting?

As to all holders of our common and preferred stock, the purpose of the Annual Meeting is to:

•	Elect three Class II directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;

•	Approve the Renewable Energy Group Annual Incentive Plan;

•	Hold an advisory “say-on-pay” vote to approve the compensation of our named executive officers; and

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	FOR each director nominee;

•	FOR approval of the Renewable Energy Group Annual Incentive Plan;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned Common Stock or Series B Preferred Stock at the close of business on April 1, 2013, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented. For each share of Series B Preferred Stock held, stockholders are entitled to two votes for as many separate nominees as there are directors to be elected and two votes on any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Who will tabulate the votes and act as inspector of election?

Natalie A. Lischer, our Secretary, will act as the inspector of election at the Annual Meeting.

How do I vote my shares?

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with REG (through our transfer agent, Computershare):

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Via Internet: Go to http://www.envisionreports.com/regi and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date, and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 is considered to be “routine.” Each of the other proposals is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on May 16, 2013, at 10:00 a.m., Central time, at our principal executive offices, which are located at 416 South Bell Avenue, Ames, Iowa. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee;

•	FOR approval of the Renewable Energy Group Annual Incentive Plan;

•	FOR advisory approval of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

How do I change or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-652-VOTE (8683) and following the instructions or via the internet by going to http://www.envisionreports.com/regi and following the instructions.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

What constitutes a quorum for purposes of the Annual Meeting?

On April 1, 2013, the record date, we had 30,713,759 shares of Common Stock outstanding and 2,993,966 shares of Series B Preferred Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock and Series B preferred stock issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.

How many votes are required to approve the proposals?

Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

The affirmative vote of a majority of the voting power of the Common Stock and, on an as-converted basis, Series B preferred stock, all voting as one class, present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the Renewable Energy Group Annual Incentive Plan for Executive Officers as set forth in Proposal 2, and to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 4.

The say-on-pay vote presented in Proposal 3 is an advisory vote and therefore is not binding on our company, our Compensation Committee or our Board of Directors. We value, however, the opinions of our stockholders and our Compensation Committee will, as it has in the past, take into account the result of the say-on-pay vote when determining future executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposals 2 and 4, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Certain holders of our Series B preferred stock have agreed, pursuant to an Investment Agreement, that each will vote its shares of Series B preferred stock in a manner proportionate to the votes cast by all holders of common stock (without taking into account abstentions). For more information regarding the Investment Agreement, see “Certain Relationships and Related Party Transactions-Investment Agreement” below.

What if a nominee for director does not receive a majority vote?

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The election of directors at the Annual Meeting will be an “uncontested election” because no nominations other than the three directors nominated by the Board were made in accordance with the applicable provisions of our bylaws.

In accordance with our bylaws, our Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the nominating and governance committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Can I attend the Annual Meeting in person?

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2013 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.

Who can help answer my questions?

If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at investor.relations@REGI.com or by phone at (515)  239-8091.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties, as well as to set standards for their professional conduct. Our Board of Directors has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Corporate Governance Guidelines may be found on the company’s website at www.REGI.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of our Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

Board Composition

Our Board of Directors is currently composed of eight members, all of whom are independent, except for Jeffery Stroburg and Daniel J. Oh. Our articles of incorporation provide that the authorized number of board seats, which is currently eight, shall be not less than five and not more than fifteen, with the exact number to be fixed from time to time by a resolution of the majority of our Board of Directors. Each officer serves at the discretion of the Board of Directors and holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our Board met a total of 16 times in 2012. During 2012, all of our directors attended at least 75% of the meetings of our Board held during their tenure and 75% of the meetings, if any, of the Board committees upon which they served and held during their tenure. Our Board does not have a policy requiring director attendance at annual meetings of our stockholders.

Board Leadership Structure

Our Board of Directors selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board of Directors does not have a prescribed policy on whether the roles of the Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. The Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

Our Chairman, Mr. Stroburg, presides over each Board meeting. The Chairman serves as liaison between the Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board of Directors regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.

Board Committees

Audit Committee. The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Our audit committee is comprised of Michael Scharf (Chairman), Michael A. Jackson and Randolph L. Howard, each of whom is a non-employee member of our Board of Directors. We believe that each member of our audit committee meets the requirements for independence and financial literacy under the applicable requirements of the United States Securities and Exchange Commission, or SEC rules and regulations. Mr. Scharf, Mr. Jackson and Mr. Howard are our audit committee financial experts as currently defined under SEC rules.

Compensation Committee. The compensation committee determines our general compensation policies and makes recommendations regarding the compensation provided to our directors and executive officers which are subject to the approval of the independent members of our board. The compensation committee also reviews and determines bonuses for our non-executive officers and other employees. In addition, the compensation committee reviews and determines non-executive equity-based compensation for our directors, officers, employees and consultants and administers our stock incentive plan. Our compensation committee also oversees our corporate compensation programs. Our compensation committee is currently comprised of Christopher Sorrells (Chairman), Delbert Christensen, Michael A. Jackson and Jonathan Koch. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

Nominating and Governance Committee. The nominating and governance committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The members of the nominating and governance committee are Jonathan Koch (Chairman), Delbert Christensen, Randolph L. Howard and Christopher Sorrells. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and governance committee currently complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

Chris Sorrells (Chairman), Mike Jackson, Delbert Christensen and Jonathan Koch served as members of our Compensation Committee during 2012. All are outside, independent directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2012.

Director Nomination Policy

Our Nominating and Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. Our Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NASDAQ rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating and Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Governance Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating and Governance Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating and Governance Committee based on the membership criteria described above and set forth in our Governance Guidelines.

In addition, USRG and NGP Technology Partners, L.P., each hold the right to nominate a qualified director to our Board of Directors until the earlier of (i) the third anniversary of the closing of our initial public offering or (ii) a change of control. For a discussion of the investment agreement, see the section entitled “Certain Relationships and Related Party Transactions — Investment Agreement.”

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Governance Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information — Stockholder Proposals for 2013 Annual Meeting” in this proxy.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residence address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

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a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and

•	the person’s written consent to serve as a director if elected.

The Nominating and Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Governance Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

In addition, Article 3 of our Bylaws contains a description of the procedures a stockholder must follow in order to nominate a candidate for election as a director of our annual meetings.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Secretary

Renewable Energy Group, Inc.

416 South Bell Avenue

Ames, Iowa 50010

Board Role in Risk Oversight

One of the many responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the Company.

The Risk Management Committee assists our Board in fulfilling its responsibility to assess and oversee management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in our business, including among other things, agricultural and energy commodity price risk, and environmental, health and safety risk. In addition, the Risk Management Committee oversees the development and implementation of policies, procedures and systems to address risks.

The Committee shall not have responsibility for matters subject to the jurisdiction of another committee of the Board of Directors pursuant to that committee’s charter.

Our Board’s other standing committees support our Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the Audit Committee with its assessment and mitigation efforts in regards to particular risks facing the Company that have been identified through the risk management process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting.

The Compensation Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. The Nominating and Governance Committee assists our Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect three individuals to serve as directors until the 2016 Annual Meeting. See “Proposal No. 1 — Election of Directors.” Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2016 (Class II)

Delbert Christensen (age 64) has served as a member of our Board of Directors since August 2006. Mr. Christensen has been a director of West Central since 1993. Mr. Christensen was the Chairman of the Board of West Central from June 2010 to June 2012. Since January 2004, he has served as the President of CHMD Pork, a hog producer. He was Chairman of the Board of Directors of the Iowa Soybean Association from October 2009 to October 2010 and has been on the Board of Directors of the Iowa Soybean Association since 2003 and is still serving in that capacity. Mr. Christensen serves on the Soybean Promotion and Research Board including on the Audit and Evaluation and New Uses Committees for the United Soybean Board. Mr. Christensen holds a B.S. in Agricultural Business from Iowa State University. Mr. Christensen was nominated as a director by West Central.

Our Board believes that Mr. Christensen’s experience, knowledge, skills and expertise acquired as a director of West Central, President of a hog production operation, previous substantial board experience and commodity and market knowledge as an independent farmer, add significant value to our Board.

Randolph L. Howard (age 62) has served as a member of our Board of Directors since February 2007. From July 2004 to until his retirement in September 2005, Mr. Howard served as the Senior Vice President for the Global Gas Division of Unocal Corporation, an oil company. Prior to that role, Mr. Howard served as Regional Vice President of Unocal’s International Energy Operations — North ASEAN and President with Unocal Thailand from May 1999 to June 2004. Mr. Howard served in various managerial roles at Unocal over 17 years including Vice President, Refining and Vice President, Supply, Trading and Transportation. Mr. Howard participated in the advanced executive program at Northwestern University and holds a B.S. in chemical engineering from University of California Berkeley.

Our Board believes that Mr. Howard’s experience, knowledge, skills and expertise acquired as an executive officer at Unocal Corporation, including experience and understanding of the oil and petroleum markets and operations, as well as his experience in strategy formation and doing business in international markets, add significant value to our Board.

Michael A. Jackson (age 58) has served as a member of our Board of Directors since August 2006. Since September 2011, Mr. Jackson has served as the Chief Marketing and Strategy Officer of Trupointe Cooperative, Inc. Mr. Jackson served as the Chief Executive Officer and President of Adayana, Inc., a human capital development and agribusiness management consulting firm, from April 2008 to May 2011 and served as Chief Operating Officer of Adayana, Inc. from February 2006 to April 2008. Mr. Jackson was Chief Executive Officer and President of Agri Business Group, Inc., an agribusiness consulting and training company, which he founded in 1979, until its merger with Adayana, Inc. in October 2005. Mr. Jackson is a member of the board of directors of Terra Nitrogen Company, L.P., a nitrogen fertilizer company. Mr. Jackson holds a B.S. in agricultural economics from Purdue University. Mr. Jackson was nominated as a director by West Central.

Our Board believes that Mr. Jackson’s experience, knowledge, skills and expertise acquired as the Chief Executive Officer of Adayana, Inc. and Agri Business Group, Inc., including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Jackson’s previous service and experience as the chair of our audit committee and as an independent director for another company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.

Directors Continuing in Office until 2014 (Class III)

Jeffrey Stroburg (age 62) has served as a director since June 2006. Mr. Stroburg served as our Chief Executive Officer from June 2006 to September 2011. Mr. Stroburg concurrently serves as Chief Executive Officer of West Central, a position he has held since October 1999. He has also held the position of President of West Central since July 2003. Prior to joining West Central, Mr. Stroburg was Vice President and Chief Operating Officer of the Eastern Ag Region of Land O’ Lakes, an agricultural cooperative, from 1998 to 1999. From 1997 to 1998, Mr. Stroburg was President and Chief Executive Officer of Countrymark Cooperative, a refiner and distributor of diesel, gasoline and other petroleum products. From 1987 to 1997, Mr. Stroburg was President and Chief Executive Officer of Hamilton Farm Bureau Cooperative and held positions within the Missouri Farmers Association. From 1997 to 1998, Mr. Stroburg also served as a director for A.C. Toepfer International, a Hamburg, Germany trading company for agricultural products, and as a director for CF Industries, a fertilizer manufacturing company. Mr. Stroburg served on the board of directors for the Associated Benefits Corporation and the Cooperative Business International. Currently, Mr. Stroburg serves on the board of directors for the National Council of Farmer Cooperatives, the Biosciences Alliance of Iowa and the Iowa State University’s Center for Crops Utilization Research Industry/Stakeholder Advisory Board. Mr. Stroburg holds a B.S. from Iowa State University. Mr. Stroburg was nominated as a director by West Central.

Our Board believes that the experience, knowledge, skills and expertise gained by Mr. Stroburg in his previous role as our Chief Executive Officer, including his knowledge of our operations and the effectiveness of our business strategies provide valuable perspective to our Board and add significant value. Additionally, Mr. Stroburg’s current experience as the Chief Executive Officer of West Central and prior experience as Chief Executive Officer of Countrymark Cooperative, as well as a number of executive positions with other agriculture and refining companies, are integral to our Board’s assessment of business opportunities and strategic options for our company. Mr. Stroburg’s service and experience as a director for other companies, including active involvement in strategic planning for these companies, also strengthens the governance and functioning of our Board.

Jonathan Koch (age 44) has served as a member of our Board of Directors since June 2008. Mr. Koch has served as a Managing Director of US Renewables Group, an investment firm focused on the renewable energy industry, since July 2004. Prior to joining US Renewables Group, Mr. Koch was Chief Operating Officer for Visible Path, an application service provider. He was the founder and Chief Executive Officer of Sundial, a provider of utility services online. Prior to founding Sundial, Mr. Koch was a Business Development Manager at General Electric Power Systems. Mr. Koch spent more than five years with Booz, Allen & Hamilton. Mr. Koch also serves as a Director for Westerly Wind, a wind development company, General Compression, an energy storage company, Fulcrum BioEnergy, a cellulosic ethanol company, OPX Biotechnologies, a biochemical company that produces bio acrylic acid and Niagara Generation, LLC, a power generation facility. Mr. Koch holds a joint M.B.A. and M.S. in Resource Policy from the University of Michigan and a B.A. from Tufts University. Mr. Koch was nominated as a director by USRG.

Our Board believes that Mr. Koch’s experience, knowledge, skills and expertise acquired as the CEO and COO of his prior organizations, including experience and understanding of the strategy and operation of a start-up company and board experience with renewable energy companies, add significant value to the Board. Additionally, Mr. Koch’s experience as a consultant on large mergers and acquisitions in the energy sector also adds significant value to our Board.

Christopher D. Sorrells (age 44) has served as a member of our Board of Directors since November 2008. Mr. Sorrells has worked at NGP Energy Technology Partners, L.P., a private equity firm investing in companies that provide products and services to the energy, power and environmental industries, since its formation in September 2005 and currently serves as a Managing Director. From September 2003 to September 2005, Mr. Sorrells worked at Clarity Partners, a private equity firm. Mr. Sorrells served as a principal with Banc of America Securities from June 1998 to November 2002 and as an associate with Salomon Smith Barney from August 1996 to June 1998. Mr. Sorrells is a member of the board of directors of GSE Systems, a simulation and training company for the energy and power industries, Living Earth, an organic manufacturing and recycling company, groSolar, an engineering, procurement and construction company focused on solar installations and he is a board observer at Community Energy, a utility scale solar developer. Mr. Sorrells holds an M.B.A. from the College of William and Mary, a Master of Accounting degree from the University of Southern California, and a B.A. from Washington and Lee University. Mr. Sorrells was nominated as a director by NGP Energy Technology Partners, L.P.

Our Board believes that Mr. Sorrells’ experience, knowledge, skills and expertise acquired as a Managing Director of NGP Energy Technology Partners, L.P., including experience and understanding of the operation and governance of public companies and knowledge of debt and equity markets, add significant value to the Board. Mr. Sorrells’ knowledge of energy, power, and renewable energy industries, including solar energy, organic waste streams and chemical products, acquired as a director of Living Earth, groSolar and Lehigh Technologies adds further value to the Board, particularly when it comes to assessing historical trends and strategic options for our company.

Directors Continuing in Office until 2015 (Class I)

Daniel J. Oh (age 48) has served as our Chief Executive Officer and as a director since September 2011 and President since April 2009. Mr. Oh served as our Chief Operating Officer from June 2007 to September 2011, our Chief Financial Officer and Executive Vice President from June 2006 to June 2007 and as Secretary from August 2006 until March 2009. From May 2004 to May 2006, Mr. Oh served at Agri Business Group, Inc., or ABG, an agribusiness management consulting firm, including as Associate Director, Director and Vice President. Prior to joining ABG, Mr. Oh served in several different positions, including Senior Financial Analyst, Financial Team Member and Manager, in the Corporate Finance and Investment Banking area of the Corporate Strategy and Business Development Group at Eli Lilly and Company, a global pharmaceutical company, from August 2001 to May 2004. From 2000 to August 2001, Mr. Oh served as a consultant with McKinsey & Company, a leading consulting firm, where he focused on the pharmaceutical industry. From 1987 to 1998, Mr. Oh served as an officer in the United States Army, earning the rank of Major. Mr. Oh holds an M.B.A. from the University of Chicago with concentrations in finance, accounting and strategic management, as well as a B.S. with a concentration in economics from the United States Military Academy. Mr. Oh serves as a director for the Ames Economic Development Commission. Mr. Oh’s employment agreement with us provides that he will serve as a director.

Our Board believes that Mr. Oh’s experience, knowledge, skills and expertise as our current President and Chief Executive Officer and his knowledge of our operations and business strategies gained over his six years of service to us in various roles provide valuable perspective to our Board and add significant value. Additionally, extensive industry knowledge and Mr. Oh’s prior experience as a senior executive and vice president at ABG, as well as his finance experience at Eli Lilly and consulting experience at McKinsey & Company, are integral to our Board’s assessment of business opportunities and strategic options for our company.

Michael M. Scharf (age 65) has served as a member of our Board of Directors since January 2012 and previously served as a member of our board of directors from August 2006 until December 2009. Mr. Scharf has served as a director of Patriot Coal Corporation since November 2007 and previously served as a director of Southwest Iowa Renewable Energy, LLC from 2007 to 2009. Mr. Scharf served as Executive Director, Global Financial Services from January 2010 until his retirement in July 2011 and served as Senior Vice President and Chief Financial Officer of Bunge North America, Inc., the North American operating arm of Bunge Limited an agribusiness and food company, from 1989 to 2009, and currently consults for Bunge with respect to global administrative process improvements. Prior to joining Bunge North America, Mr. Scharf served as Senior Vice President and Chief Financial Officer at Peabody Holding Company, Inc. from 1978 to 1989, and as Tax Manager at Arthur Andersen & Co. from 1969 to 1978. Mr. Scharf holds a B.S. in accounting from Wheeling Jesuit University and is a certified public accountant.

Our Board believes that Mr. Scharf’s experience, knowledge, skills and expertise acquired as a previous member of our board and as a Senior Vice President and Chief Financial Officer of Bunge North America, Inc., including his experience with operations, risk management and international operations, as well as his financial and accounting background, add significant value to our Board. Additionally, Mr. Scharf’s service and experience as a member of audit committees and as an independent director for another public company, including active involvement in strategy discussions and other matters, strengthen the functioning of our Board.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2013 about the number of shares of Common Stock and Series B Preferred Stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our Common Stock or our Series B Preferred Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Renewable Energy Group, Inc., 416 S Bell Avenue, P.O. Box 888, Ames, IA 50010-0888.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage beneficial ownership data is based on 30,713,759 shares of our Common Stock outstanding and 2,993,966 shares of our Series B Preferred Stock outstanding, each as of March 31, 2013.

In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2013.

Beneficial Ownership Table

	Number of Shares Beneficially Owned		Percentage Beneficially Owned
5% Stockholders	Common Stock	Series B Preferred Stock(1)	Series B Preferred Stock	Common Stock	As-Converted Basis
Bunge North America, Inc.(2)	934,792	303,604	10.14%	3.04%	4.2%
ED&F Man Holdings BV(3)	1,291,667	495,443	16.55%	4.21%	6.22%
DNB Asset Management AS(4)	2,476,829	—	—	8.06%	6.75%
Entities affiliated with Natural Gas Partners VIII, L.P.(5)	1,247,981	1,141,452	38.13%	4.06%	9.62%
Entities affiliated with USRG Holdco V, LLC(6)	3,189,624	755,519	25.23%	10.39%	12.81%
West Central Cooperative(7)	4,407,883	125,666	4.20%	14.35%	12.69%
Total	13,548,776	2,821,684	94.25%	44.11%	52.29%

Named Executive Officers and Directors
Brad Albin	62,075	—	—	*	*
Delbert Christensen(8)	4,432,993	125,666	4.20%	14.43	12.76%
David Elsenbast	60,882	—	—	*	*
Gary Haer	56,303	—	—	*	*
Randolph L. Howard	22,306	—	—	*	*
Michael A. Jackson	21,372	—	—	*	*
Jonathan Koch	—	—	—	—	—
Daniel J. Oh	199,806	—	—	*	*
Michael Scharf	8,923	—	—	*	*
Christopher D. Sorrells	—	—	—	—	—
Chad Stone	61,775	—	—	*	*
Jeff Stroburg	153,851	—	—	*	*
All executive officers and directors as a group (12 persons)	5,080,286	125,666	4.20%	16.54%	14.53%

*	Less than 1%
(1)	Certain holders of our Series B Preferred Stock, including each of the 5% holders listed in the table above, have agreed, pursuant to an Investment Agreement, that each will vote its shares of Series B Preferred Stock in a manner proportionate to the votes cast by all holders of Common Stock (without taking into account abstentions). For more information regarding the Investment Agreement, see “Certain Relationships and Related Party Transactions-Investment Agreement” below.
(2)	Based on Schedule 13G/A filed on February 2, 2013 with the SEC by Bunge North America, Inc. (“Bunge”). Bunge is a wholly-owned subsidiary of Bunge Limited, a publicly traded company, which may be deemed to beneficially own all shares listed in the table above. The principal business address of Bunge is: 11720 Borman Drive St. Louis, MO 63146-1000.
(3)	Based on Schedule 13G filed by ED&F Man Holdings BV with the SEC on February 3, 2012. The principal business address of ED&F Man Holdings B.V. (“ED&F Man”) is: De Ruyterkade 6 (6th Floor), 1013 AA Amsterdam, the Netherlands. ED&F Man is a wholly-owned subsidiary of ED&F Man Holdings Limited. Each of Jan Kamphof, Francois Lavooij, Charlotte Morgan and Petraus Verhaar hold voting and dispositive power over these shares as the members of the board of directors of ED&F Man Holdings Limited.
(4)	Based on Schedule 13G filed on February 5, 2013 with the SEC by DNB Asset Management AS (“DNB”). DNB is the investment manager of a number of funds and managed accounts and is deemed to be interested in voting rights in the issuer by virtue of the investment management relationship. DNB disclaims beneficial ownership of these securities except to the extent of management fees, performance fees or other fees received from the funds and managed accounts which DNB is the investment manager and has discretionary investment power over the securities held by each of these funds and managed accounts. The principal business address of DNB is Ovre Slottsgate 3, Oslo, Norway N-0021.
(5)	Based on Schedule 13G filed on February 14, 2013 with the SEC by Natural Gas Partners VIII, L.P. (“NGP VIII”), NGP Energy Technology Partners, L.P. (“NGP Energy Tech LP”), and Energy Technology Partners, L.L.C. (“ETP”), which reflects direct ownership of 623,841, 589,713 and 34,427 shares, respectively. Shares directly held by NGP VIII may be deemed to be beneficially owned by G.F.W. Energy VIII, L.P. (“GFW LP”) and GFW VIII, L.L.C. (“GFW LLC”). GFW LP is the general partner of NGP VIII. GFW LLC is the general partner of GFW LP. Each of GFW LP and GFW LLC disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. Securities directly owned by ETP may be deemed to be beneficially owned by Philip J. Deutch (“Deutch”), who is the manager of ETP. Deutch disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Securities directly owned by NGP Energy Tech LP may be deemed to be beneficially owned by NGP ETP, L.L.C. (“NGP ETP”), ETP and Deutch. NGP ETP is the general partner of NGP Energy Tech LP. ETP is the manager of NGP ETP. Deutch is the manager of ETP. Each of NGP ETP, ETP and Deutch disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The principal business address of these entities is 125 E. John Carpenter Freeway, Suite 600 Irving, Texas 75062.
(6)	Based on Schedule 13G/A filed on February 13, 2013 with the SEC by USRG Power & Biofuels Fund II GP, LLC (“Fund II GP”), USRG Power & Biofuels Fund II, LP (“Fund II”), USRG Power & Biofuels Fund II-A, LP (“Fund II-A”), USRG Management Company, LLC (“Management Company”) and USRG Holdco V, LLC (“Holdco V”). All shares listed in the table above are directly held by Holdco V. Fund II, Fund II-A, Fund II GP, Management Company and Holdco V share the power to vote or to direct the vote or to dispose or direct the disposition of the shares held by Holdco V. Individual members, managers and executive officers of these entities may be deemed to beneficially own some or all of the shares identified in the table above insofar as they may be deemed to share the power to direct the voting or disposition of such shares. Such beneficial ownership is expressly disclaimed, except to the extent of their pecuniary interest therein. The principal business address of these entities is 2425 Olympic Blvd., Suite 4050 West, Santa Monica, California 90404.
(7)	The principal business address of West Central is: 406 First Street, Ralston, Iowa 51459. The board of directors of West Central Cooperative, which consists of Sue Tronchetti, Jim Carlson, Delbert Christensen, Glen Christensen, Daryl Doerder, Jay Drees, Craig Heineman, Darrell Jensen, Sam Spellman, Roger Ginder and Daniel Heller hold voting and dispositive power over these shares.
(8)	Represents shares of our stock held by West Central Cooperative, over which Mr. Christensen, a director of West Central Cooperative, may be deemed to share voting and investment control. Mr. Christensen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Each of West Central, Bunge, ED&F Man and USRG are significant beneficial owners of our capital stock. See “Security Ownership of Certain Beneficial Owners and Management,” for a detailed listing of each owner’s holdings.

WEST CENTRAL COOPERATIVE

We have several contractual relationships and transactions with West Central, including contracts for services, supply of soybean oil feedstock, a ground lease for our Ralston facility and an extended payment terms arrangement.

In 2006, we entered into a contract for services with West Central, to provide certain corporate and administrative services such as human resources, information technology, and accounting. We paid West Central its proportionate share of the costs associated with the provision of services, plus a 15% margin. As part of the renegotiated asset usage agreement discussed below, the services agreement was cancelled in February 2012. The expenses related to this agreement totaled $1,000 for the year ended December 31, 2012.

Under our ground lease with West Central, West Central leases to us the real property on which our Ralston facility is located for an annual rental fee of one dollar. The ground lease has a 20-year term ending July 31, 2026 and we may elect to extend the term for six additional five-year terms. During February 2012, we renegotiated the Asset Use Agreement between us and West Central. The new agreement provides for the use of certain assets, such as buildings, equipment and utilities, which will be charged to the Company based on fixed and variable components. The expenses related to these agreements totaled $203,900 for the year ended December 31, 2012.

We purchase once-refined soybean oil from West Central to supply our Ralston facility. Until October 1, 2012, these purchases were made under a feedstock supply agreement that expired in July 2010. On October 1, 2012, we entered into a new feedstock supply agreement with West Central. The supply agreement is for a sixteen month period with the option for a one year extension. West Central agrees to supply and we agree to purchase soybean oil for the Ralston facility at a price indexed to prevailing Chicago Board of Trade, or CBOT, soybean oil market prices with a negotiated market basis agreed upon between West Central and us. We paid West Central $50,255,100 for soybean oil for the year ended December 31, 2012. We also had biodiesel and co-product sales to West Central which totaled $5,700 for the year ended December 31, 2012.

In June 2009, we entered into an extended payment terms agreement with West Central. The agreement set forth the terms of payment that apply for soybean oil that West Central sold to us for use at our Ralston facility, as well as any other feedstock that West Central agreed to sell to us. Pursuant to the agreement, payment for feedstocks delivered to us by West Central was required to be made within 45 days after delivery by West Central of an invoice for the feedstocks. Interest accrues on amounts due for feedstocks supplied by West Central beginning on the fifth day after West Central delivered an invoice for the feedstock until paid. At no time during the term of the agreement was the amount payable to West Central permitted to exceed $3.0 million. The agreement expired in February 2012. We recorded interest expense of $19,600 for the year ended December 31, 2012, related to this extended payment terms agreement with West Central. At December 31, 2012 we had a balance due to West Central of $2,950,400.

In July 2011, we acquired substantially all the assets and certain liabilities of SoyMor Cooperative and SoyMor Biodiesel, LLC, whereby our subsidiary assumed a note payable to West Central. Interest is charged monthly using LIBOR plus 3% per annum. We recorded interest expense of $3,800 for the year ended December 31, 2012, related to this note payable. The note was paid off in May 2012.

SENECA TRANSACTION

On April 8, 2010, our wholly-owned subsidiary REG Seneca agreed to lease and operate a 60 mmgy biodiesel production facility located in Seneca, Illinois, or the Seneca facility, which had previously been acquired from certain Chapter 11 debtors, in consideration for the assumption of certain indebtedness. The lease had a term of seven years on a net lease basis covering the debt service on $36.25 million of mortgage indebtedness against the Seneca facility, as well as taxes, utilities, maintenance and other operating expenses. The Seneca facility was leased from an entity, referred to as Landlord, owned by three of our significant stockholders: Bunge, USRG and West Central.

In connection with our lease and operation of the Seneca facility:

(i)	Landlord funded $4.0 million in cash to pay for repairs and improvements to the Seneca facility and certain transaction costs,

(ii)	we guaranteed investor fee payments to Bunge, USRG and West Central, collectively, of $150,000 per quarter,

(iii)	we acquired a “call” right to purchase the membership units of Landlord, and

(iv)	Bunge, USRG and West Central acquired a “put” right to require us to purchase the membership units of Landlord.

On January 24, 2012, we exercised our call right and acquired all of the equity interests of Landlord, which owned the Seneca facility, in exchange for $12,000,000, of which approximately $937,000 was previously paid, and 60,000 shares of our Class A common stock, which converted into shares of Common Stock on a one-for-one basis during 2012.

USRG

We entered into a termination agreement relating to a glycerin option agreement with USRG pursuant to which, immediately prior to the completion of our initial public offering, we issued 200,000 shares of Class A Common Stock to USRG, which converted into shares of Common Stock on a one-for-one basis during 2012. Upon the issuance of these shares, the glycerin option agreement was terminated.

INVESTMENT AGREEMENT

In connection with our initial public offering, we entered into an Investment Agreement with NGP Energy Technology Partners, L.P., USRG, Natural Gas Partners VIII, L.P., ED&F Man, Bunge and West Central, under which each of USRG and NGP Energy Technology Partners, L.P. is entitled to designate a qualified director nominee to stand for election as a member of our Board of Directors. The right to designate director nominees will terminate at the earlier of (i) the third anniversary of the closing of our initial public offering or (ii) a change of control. In addition, each of USRG and NGP will lose its respective right to designate a director at such time as it fails to beneficially own 50% of the shares of our Series B preferred stock issued to it in connection with our recent recapitalization. The Investment Agreement further provides that, as to any matter submitted to a vote of stockholders, the parties thereto will vote their shares of Series B preferred stock in a manner proportionate to the votes cast by all holders of Common Stock (without taking into account abstentions).

PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

We have adopted a formal policy that we will not enter into a transaction with any of our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy.

Although we did not have a written policy for the review and approval of transactions with related persons prior to January 2012, each of the related party transactions described above were submitted to our Board of Directors and were approved by a disinterested majority of our Board of Directors after full disclosure of the interests of the related party in the transaction, if any, at the time of approval. We believe the terms of these agreements were negotiated at arms’ length and are comparable to terms that could have been obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Executive Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee Members:

Christopher D. Sorrells, Chair
Delbert Christensen
Michael A. Jackson
Jonathan Koch

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2012 Company Performance Highlights

•	Increased our revenues by 23%.

•	Repaid in full $34.5 million in debt from cash generated at our Seneca facility since its acquisition in 2010.

•	Successfully completed the acquisition of two biodiesel facilities with a total production capacity of 30 mmgy.

•	Added new terminal facilities throughout the United States, including terminals in New Mexico, New York and New Jersey.

•	Achieved Adjusted EBITDA of $96.5 million.

2012 Executive Compensation Highlights

The Compensation Committee approved the following actions during 2012:

•	We maintained the base salaries of all our executive officers and sought to reward performance through our incentive programs.

•	Annual incentive plan payout of 62.3% of target based on achievement of 91% and 88% of Adjusted EBITDA and Gallons target goals for fiscal year 2012.

•	Vesting of 25% of our Chief Executive Officer’s performance based RSUs for 2012 based on achieving threshold Adjusted EBITDA goals.

Executive Compensation and Governance

The following are key aspects and features of our executive compensation program:

•	Executive compensation levels and targets are measured against other similarly-sized biofuels companies.

•	Our annual bonus program is primarily based on our Adjusted EBITDA results, a financial measure we believe ensures a self-funded bonus program and incentivizes overall operational performance.

•

We provide conservative severance benefits to our Chief Executive Officer in connection with a change-in-control equal to 12 months of salary and accelerated equity vesting upon termination of employment.

•	None of our executive officers has an employment agreement with us with the exception of our Chief Executive Officer.

•	Our stock incentive plan prohibits the re-pricing of equity awards without shareholder approval.

•	Looking ahead, we intend to evaluate the adoption of stock ownership guidelines and role of performance equity for named executive officers.

Overview

This Compensation Discussion and Analysis describes our executive compensation program, the role and involvement of various parties in the analysis and decisions regarding executive compensation, and the material elements of our compensation program as it relates to the five executive officers whose compensation is disclosed in the compensation tables beginning on page 26 below, who we refer to as the “named executive officers” or “executives.” Our named executive officers for fiscal year 2012 were:

Name	Executive Officer Position
Daniel Oh	President and Chief Executive Officer
Chad Stone	Chief Financial Officer
Brad Albin	Vice President, Manufacturing
Gary Haer	Vice President, Sales and Marketing
David Elsenbast	Vice President, Supply Chain Management

Results of 2012 Advisory Vote to Approve Executive Compensation

At our 2012 annual meeting of stockholders held on May 22, 2012, we submitted an advisory vote on our fiscal year 2011 compensation awarded to our named executive officers (commonly known as a “say-on-pay” vote). Our stockholders approved our fiscal year 2011 compensation awarded to our named executive officers with approximately 91% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our named executive officers.

We were pleased with our stockholders’ support of our compensation program, and the Company’s management and Board continue to review our executive compensation practices to further align our compensation practices with our evolving pay-for-performance philosophy. We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Compensation Philosophy and Objectives

Our executive compensation program is intended to support the execution of our business strategy and link rewards to the achievement of short- and long-term goals. Our Compensation Committee designs our programs to reward pay-for-performance, motivate financial and operating performance that drive returns for stockholders and attract and retain talented and experienced managers.

Our executive compensation program includes base salary, annual incentives paid in the form of cash bonuses and long-term incentives consisting of grants of stock-based performance shares and stock options. The majority of our executive compensation is variable compensation or at-risk pay. Base salary is the only fixed compensation component, as outlined in the following charts:

*	Compensation mix above represents the base salary, stock compensation and annual incentive plan awards in fiscal 2012.

Role of the Compensation Committee and Management

The Compensation Committee of our Board, or the Committee, has overall responsibility for advising the independent members of our Board regarding the compensation of our named executive officers. Members of the Compensation Committee are appointed by our Board. The Compensation Committee makes its compensation recommendations based on the judgment of its members based on their tenure and experience and after receiving input from our Chief Executive Officer and other members of management. The independent members of our Board, taking into account the recommendations of the Compensation Committee, have the ultimate responsibility for evaluating and determining the compensation of our named executive officers, including the compensation of our Chief Executive Officer.

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for all executive officers other than himself and provides input from time to time on the design of compensation plan components and other compensation-related issues as they arise. Management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy. Senior human resources and finance executives attend non-executive sessions of Compensation Committee meetings to provide perspective and expertise relevant to the meeting agenda.

Role of the Compensation Consultant

To assist the Compensation Committee in carrying out its duties and responsibilities, the Committee engages the services of an outside executive compensation consultant. During 2012, the Committee engaged Aon Hewitt as its executive compensation consultant. Aon Hewitt provides the Committee with competitive market compensation data for senior executives, information on current issues and trends on executive compensation program design and governance, assists with proxy disclosure requirements, and provides ongoing advice to the Committee on regulatory and other technical developments that may affect our executive compensation programs.

In its capacity as the executive compensation consultant to the Compensation Committee, Aon Hewitt reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the executive compensation consultant will typically collaborate with management to obtain data, provide background on program design and operation, and clarify pertinent information.

Competitive Market Data

To determine the compensation peer group each year, we consider companies within the biofuels industry that are of similar size based on market cap and revenue and that we compete with for executive talent. Our industry peers are limited as there are relatively few publicly traded biofuel producers. The Committee reviews and makes as-needed adjustments to the compensation peer group annually to ensure that the chosen companies continue to meet the relevant criteria.

In the first half of 2012, we relied on the following peer group:

AE Biofuels Inc.	Amyris, Inc.	BioEnergy Corp.
Codexis, Inc.	Four Rivers BioEnergy Inc.	FutureFuels Corp.
Green Plains Renewable Energy, Inc.	Methanex Corp.	New Generation Biofuels Hlds. Inc.
Pacific Ethanol, Inc.	Pure Biofuels Corp.	Rentech Inc.
Syntroleum Corporation	Verenium Corp.

In October 2012, we reviewed our peer group and worked with Aon Hewitt to make appropriate changes. We removed several companies from our peer group that had ceased operating or whose operations had dropped to such a level we did not consider them to be peers. In addition, we added several new companies within the biofuels industry that we thought were more reasonably sized to us based on market cap and revenue. We established the following peer group for which we intend to refer to in making compensation decision for 2013:

Amyris, Inc.	FutureFuel Corp.	Pacific Ethanol, Inc.
The Babcock & Wilcox Company	Gevo, Inc.	Rentech Inc.
BioFuel Energy Corp.	Green Plains Renewable Energy Inc.	Solazyme, Inc.
Codexis, Inc.	Methanex Corp.	Verenium Corp.

Competitive pay benchmarking information serves as one of our reference points in establishing our executive compensation and is intended to provide a general understanding of current compensation practices rather than a formula for establishing specific pay levels.

Elements of Compensation

Our compensation program for our executives consists of a number of elements that support our compensation objectives. A brief description of each element is highlighted in the following chart:

Compensation Element	Characteristics	Primary Purpose
Base Salary	Fixed amount of compensation

—     Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility, experience, internal equity and competitive pay levels

—     Support attraction and retention of talented executives

Annual Incentive Plan (“AIP”)	Variable compensation opportunity contingent on achievement of corporate financial and operations goals measured over the current year	— Motivate employees to achieve short-term corporate goals and recognize individual outperformance
Long-Term Incentives

Variable compensation opportunity contingent on stockholder returns or achievement of financial goals

Historically, we have a granted a mix of stock options, SARs, restricted stock units and performance-based restricted stock units.

— Link the interests of our executives to the interests of our shareholders through increases in share price over time — Support attraction and retention of talented executives
Other Benefit Plans and Programs	— health, dental and vision insurance — vacation, personal holidays and sick days — life insurance and supplemental life insurance — short-term and long-term disability; — a 401(k) plan	— Provide basic retirement and health and welfare benefits to attract and retain employees

Base Salary

We pay our named executive officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to the company.

Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for our named executive officers. It is vital to our goal of recruiting and retaining executive officers with proven abilities.

In September 2011, Mr. Oh’s salary was increased to $450,000 in connection with his appointment as our Chief Executive Officer. We considered the amount of time Mr. Oh had served as an officer of our company, the change in his title and the base salaries paid to Chief Executive Officers in our peer group of companies in setting Mr. Oh’s salary.

In October 2011, we also increased the base salaries of Messrs. Stone, Albin and Haer to $215,000. Mr. Elsenbast’s base salary was increased to $185,000. We determined these salary increases were necessary to motivate and retain these named executive officers, particularly in light of the fact these officers had not received a salary increase in 2009 or 2010 due to uncertain market conditions in the biodiesel industry at that time.

As these salary increases went into effect in late 2011, we determined no adjustments were necessary to the base salaries of our named executive officers for 2012.

Annual Incentive Plans

Our annual cash incentive plan promotes our pay-for-performance philosophy by providing all employees with direct financial incentives in the form of annual cash awards for achieving company performance goals. For our 2012 cash incentive plan, we believed a combination of profitability (as measured by non-GAAP Adjusted EBITDA) and operational (as measured by gallons sold) metrics was effective because these metrics are closely linked to long-term stockholder value, are easily understood by employees and allows for comparability across competitors.

Under the 2012 plan, our Chief Executive Officer was eligible for an award targeted at 75% of his base salary and our named executive officers other than our Chief Executive Officer were eligible for an award targeted at 50% of their respective base salary. Of such bonus amounts, 75% was contingent upon our achievement of non-GAAP Adjusted EBITDA as such term was defined in our Form 10-K for the year ended December 31, 2011, subject to certain exclusions, and the other 25% was contingent upon our sale of a certain number of gallons of biodiesel that were produced by us, either at one of our facilities or through tolling arrangements, and gallons procured from third-party producers. If either of these performance criteria were not met at the threshold level of 85% of the target, no amounts would have been payable under the 2012 cash incentive plan. For performance in excess of the target performance level, our Chief Executive Officer was entitled to receive up to 150% of his base salary and our named executive officers other than our Chief Executive Officer were eligible to receive up to 100% of their respective base salary.

In March 2012, the independent members of our board of directors approved, based upon the recommendation of our Compensation Committee, our annual incentive plan for 2012. Plan details are describes below:

Performance Measure	Weighting	Goal	Company Performance (as a % of Target)		Bonus Payout (as a % of Target)
Adjusted EBITDA (in millions), earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items that are not indicative of core operating performance			<85%		0%
		$92	85%	(threshold)	50%
	75%	$109	100%	(target)	100%
		$163	150%	(maximum)	200%
			>150%		200%

Gallons (in millions), defined as number of gallons of fuel sold that were produced at REG facilities, REG toll and procured from third parties			<85%		0%
		92	85%	(threshold)	50%
	25%	215	100%	(target)	100%
		323	150%	(maximum)	200%
			>150%		200%

Our 2012 actual performance against the Adjusted EBITDA and Gallons metrics under the 2012 cash incentive plan is illustrated in the following table:

Performance Measure	Actual Performance*	Actual Performance as % of Target Goal	Weighting	AIP Payout as % of Target
Adjusted EBITDA	$98.5M	91%	75%
Gallons	188.4M	88%	25%	62.3%
Total	N/A	N/A	100%

On January 2, 2013, legislation was enacted to reinstate the blender’s credit for 2013 and retroactively for 2012. However, because the reinstatement did not occur until 2013, GAAP does not permit us to recognize in our 2012 financial statements the blender’s tax credits related to 2012. Our Compensation Committee determined that, for purposes of our 2012 cash incentive plan, Adjusted EBITDA should reflect the blender’s tax credits attributable to 2012 because the blender’s credit was in place in 2011 and was included in our 2011 Adjusted EBITDA and it relates to gallons produced, sold and delivered in 2012.

In March 2013, our Compensation Committee approved the Renewable Energy Group Annual Incentive Plan for Executive Officer, which is subject to stockholder approval. For additional information regarding this plan, see “Proposal 2-Approval of the Renewable Energy Group Annual Incentive Plan for Executive Officers.” The Compensation Committee also approved our 2013 cash incentive plan pursuant to which bonus amounts may be paid for performance in 2013. The performance measures for the 2013 plan are the same as the 2012 plan; however, the performance goals have been adjusted. No amounts will be payable under the 2013 cash incentive plan in the event we do not achieve positive net income, subject to certain adjustments, in 2013. The Compensation Committee also has the ability to adjust payouts based on environmental, health and safety experiences.

Long-Term Equity Compensation

We grant stock-settled stock appreciation rights and restricted stock units to our named executive officers through our 2009 Stock Incentive Plan, since we believe this element of our compensation program allows executive officers the opportunity to develop a significant ownership stake in the Company and aligns their interests with the long-term interests of our stockholders.

•

Stock Appreciation Rights (SARs). Like stock options, SARs have realizable value only if the stock price appreciates after the date of grant and thereby incentivizing executives to increase shareholder value. Unlike stock options, however, SARs are less dilutive to shareholders since fewer shares are issued upon exercise. Generally, each SAR has an exercise price equal to the closing price of our common stock on the grant date, a term of ten years and vest ratably over four years.

•

Restricted stock units (RSUs). Given the volatile nature of our business, we believe it is important for retention to have a portion of long-term incentives that is stable but still linked to changes in shareholder value. RSUs generally vest on the fourth anniversary of the date of grant, assuming continued employment through that date.

With respect to our Chief Executive Officer, the vesting of certain RSUs is conditioned on the achievement of certain Company performance targets that are linked to shareholder value and are designed to minimize potential motivation issues associated with multi-year goals. For an additional discussion of our Chief Executive Officer’s employment terms, see the discussion below under “CEO Compensation.”

Historically, equity grants have been ad-hoc based on special circumstances such as promotions, new hires, and retention needs. This practice, however, presents challenges as the organization grows and has prompted us to evaluate the benefits of a more structured approach. The Committee, with input from its outside executive compensation consultant and management, intends to develop grant guidelines to govern key terms such as timing, target award levels, participation, and equity forms. These grant guidelines are expected to provide us with a starting point to integrate financial and non-financial performance factors and strengthen the Company’s ability to attract and retain employees by communicating a clearer picture of the total compensation package.

In April 2012, we granted 24,000 RSUs and 96,000 SARs to each of our named executive officers other than our Chief Executive Officer. These RSUs and SARs vest in accordance with our standard time-based vesting provisions. The factors considered by the compensation committee in determining the amounts of the 2012 equity-based compensation awarded to our named executive officers include the amount of time each individual had served as an officer of the company and the percentage of equity awards such individual held. In addition, we sought to increase the amount of compensation that was at-risk for our named executive officers.

We did not award our Chief Executive Officer any additional equity awards in 2012 as we determined the equity awards provided for in our Chief Executive Officer’s employment agreement were sufficient to motivate and retain him, as well as presented with an acceptable amount of at-risk compensation.

Chief Executive Officer Compensation

In setting the terms of Mr. Oh’s employment with us, we decided to make a significant portion of his overall compensation opportunity contingent on company performance. In connection with Mr. Oh’s appointment as our Chief Executive Officer, we awarded him a combination of time- and performance-vested RSUs and SARs in order to provide a meaningful ownership stake and recognize his leadership in completing an initial public offering of the Company’s common stock. These awards include:

•

Performance RSUs -200,000 RSUs granted on September 28, 2011, which vest over four years on December 31 (i) upon the achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year and (ii) Mr. Oh remaining employed on the respective vesting date. If any of the installments do not vest in 2012, 2013, 2014 or 2015, then that unvested installment can vest upon achievement of the annual financial goals measured on either December 31 of 2016, 2017 or 2018. Any remaining unvested award thereafter will be forfeited.

For 2012, we met the threshold performance level for our annual incentive plan. As such, Mr. Oh was issued 50,000 shares for settlement of performance-related RSUs in February 2013.

•	Time-based RSUs- 200,000 RSUs granted on September 28, 2011, which vest in equal installments of 25% each on December 31 of each of 2011, 2012, 2013 and 2014.

•

Stock Appreciation Rights-400,000 SARs granted on January 24, 2012 (our IPO date), which vests as to 25% on each of the first four anniversaries following the date of grant. The exercise price for these SARs is $10, which was the initial public offering price of our common stock.

Other Supplemental Benefits

Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer and certain other named executive officers. Companies may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While we consider the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). However, our annual incentive program and performance share award portion of our long-term incentive program are intended to qualify as performance-based compensation. Our stockholders have approved our stock incentive plan, and we are seeking stockholder approval of our annual incentive plan, for purposes of Section 162(m).

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes certain compensation paid to our President and Chief Executive Officer and Chief Financial Officer during the years ended December 31, 2012, 2011 and 2010, including certain compensation paid to our other named executive officers during the year ended December 31, 2012 and 2011.

Name and Position(s)	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)			Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)			Total ($)
Daniel J. Oh(4) President, Chief Executive Officer and Former Chief Operating Officer	2012 2011 2010	$ $ $	450,000 315,439 252,362	— — —	$ $	— 13,500,000 2,249,393	(5) (6)	$1,594,000 — —	$ $	210,262 452,509 —	$ $ $	19,488 19,841 13,484	(11)	$ $ $	2,273,750 14,287,789 2,515,239

Chad Stone(7)	2012		$222,897	—		$222,240	(8)	$355,008		$84,385		$20,271	(12)		$904,801
Chief Financial Officer	2011		$185,811	—		—		—		$177,286		$11,320			$374,417
	2010		$166,580	$13,775		$592,500	(9)	—		—		$10,817			$783,672

Brad Albin(7)	2012		$222,897			$215,280	(10)	$343,392		$84,385		$12,362	(13)		$878,316
Vice President, Manufacturing	2011		$185,615	—		—		—		$176,962		$10,786			$373,363

Gary Haer(7)	2012		$222,897			$222,240	(8)	$355,008		$84,385		$8,500	(14)		$893,030
Vice President, Sales and Marketing	2011		$161,006	$50,600		$206,996	(9)	—		$176,312		$7,225			$602,139

David Elsenbast(7)	2012		$191,795			$222,240	(8)	$355,008		$72,611		$13,799	(15)		$855,453
Vice President, Supply Chain Management	2011		$156,927	—		—		—		$149,765		$12,339			$319,031

(1)	Represents the grant date fair value of restricted stock unit awards and stock appreciation rights granted to each named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2010, 2011 and 2012, please see Note 15 to our audited consolidated financial statements and Note 2 to our condensed consolidated financial statements respectively. There can be no assurance that the value upon vesting or exercise will approximate the compensation expense we recognized.

The table below provides further clarification on the valuation of the awards noted above in the “Stock Awards” and “Option Awards” columns based on the market value of our common stock as of the date of vesting for vested stock awards or December 31, 2012 for unvested stock awards. Each stock appreciation right noted above in the “Option Awards” column currently has an exercise price that is higher than the price of our common stock and therefore no value can be realized by the grantees until our common stock price increases sufficiently.

Name	Award Grant Year	Vested Stock Awards ($)	Unvested Stock Awards ($)
Daniel J. Oh	2011	$293,000	$1,465,000
	2010	$1,207,268	—
Chad Stone	2012	—	$140,640
	2010	$318,000	—
Brad Albin	2012	—	$140,640
Gary Haer	2012	—	$140,640
	2011	$357,016	—
David Elsenbast	2012	—	$140,640

(2)	Represents cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2011 were paid in 2012 and annual bonuses relating to performance in 2012 were paid in 2013.
(3)	All other compensation includes: (i) matching contributions under our 401(k) plan, (ii) health care benefit allowance, and (iii) employer provided transportation vehicles.
(4)	On September 28, 2011, Mr. Oh was appointed as our Chief Executive Officer, replacing Mr. Stroburg. Mr. Oh concurrently relinquished his position as Chief Operating Officer.
(5)	Represented 400,000 RSUs granted to Mr. Oh on September 28, 2011. One half of the RSUs vest in 25% increments, of which, 25% vested on December 31, 2011 and 2012, respectively. The unvested RSUs vest on December 31 of each of 2013 and 2014, subject to Mr. Oh remaining employed on the respective vesting date. The second half of the RSUs vest as to 25% on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year (provided, that if the performance goals are not reached with respect to any year, the RSUs that did not vest in that year are eligible to vest on December 31 of 2016, 2017 or 2018 if a minimum percentage of the annual cash bonus performance goals is reached with respect to the year then ended) and (ii) Mr. Oh remaining employed on the respective vesting date.
(6)	These awards vested on August 17, 2012. The restricted stock units were granted with respect to stock options that were cancelled on August 18, 2010. Mr. Oh received an additional grant of 7,454 restricted stock units to restore an equivalent amount of value to each in light of the reduced compensation had taken in 2009 and 2010 due to difficult market conditions. The named executive officers no longer hold any stock options and no stock options were granted to the named executive officers in 2010, 2011 or 2012.
(7)	Mr Stone joined the Company in August 2009. Mr. Albin, Mr. Haer and Mr. Elsenbast were appointed as named executive officers during 2011.
(8)	Mr. Stone, Mr. Haer and Mr. Elsenbast were each granted 24,000 shares of RSUs on April 20, 2012. The RSUs cliff vest in accordance with our standard time-based vesting provision.
(9)	These awards vested on August 17, 2012.
(10)	Mr. Albin was granted 24,000 shares of RSUs on April 24, 2012. The RSUs cliff vest in accordance with our standard time-based vesting provision.
(11)	Represents $8,500 of matching contributions under our 401(k) plan, $5,946 of health care benefit allowance and $5,043 of an auto allowance.
(12)	Represents $8,159 of matching contributions under our 401(k) plan, $5,946 of health care benefit allowance and $6,166 of an auto allowance.
(13)	Represents $8,500 of matching contributions under our 401(k) plan and $3,862 of an auto allowance.
(14)	Represents $8,500 of matching contributions under our 401(k) plan.
(15)	Represents $5,597 of matching contributions under our 401(k) plan, $5,946 of health care benefit allowance and $2,255 of an auto allowance.

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information regarding plan-based awards granted during the year ended December 31, 2012 to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Daniel J. Oh(3)	—	$121,383	$242,766	$485,533	—	—
President, Chief Executive Officer and Former Chief Operating Officer
Chad Stone	4/20/2012	$47,931	$95,861	$191,723	24,000	$222,240
Chief Financial Officer
Brad Albin	4/24/2012	$47,843	$95,686	$191,372	24,000	$215,280
Vice President, Manufacturing

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
Gary Haer	4/20/2012	$47,668	$95,335	$190,670	24,000	$222,240
Vice President, Sales and Marketing
David Elsenbast	4/20/2012	$40,490	$80,980	$161,960	24,000	$222,240
Vice President, Supply Chain Management

(1)	Represents restricted stock units granted under our 2009 Stock Incentive Plan that cliff vest in accordance with our standard time-based vesting provision.
(2)	Represents the grant date fair value of the restricted stock units received by the specified named executive officer, computed in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. For a summary of the assumptions used in the valuation of awards made in 2012, please see Note 16 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. There can be no assurance that the value upon vesting will approximate the compensation expense we recognized.
(3)	On September 28, 2011, Mr. Oh was appointed as our Chief Executive Officer, replacing Mr. Stroburg. Mr. Oh concurrently relinquished his position as Chief Operating Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information about the number of outstanding equity awards held by our named executive officers on December 31, 2012.

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights that Have Not Vested($)(1)
Daniel J. Oh	—	400,000	(2)	$10.00	1/18/2022	100,000	(3)	$586,000	150,000	(4)	$879,000
President, Chief Executive Officer and Former Chief Operating Officer
Chad Stone	—	96,000	(5)	$9.26	4/20/2022	24,000	(6)	$140,640	—		—
Chief Financial Officer
Brad Albin	—	96,000	(7)	$8.97	4/24/2022	24,000	(6)	$140,640	—		—
Vice President, Manufacturing
Gary Haer	—	96,000	(5)	$9.26	4/20/2022	24,000	(6)	$140,640	—		—
Vice President, Sales and Marketing
David Elsenbast	—	96,000	(5)	$9.26	4/20/2022	24,000	(6)	$140,640	—		—
Vice President, Supply Chain Management

(1)	The market value is based on a $5.86 per share market price of our common stock on December 31, 2012.
(2)	Represents award of stock appreciation rights, which vest as to 25% on January 18 of each of 2013, 2014, 2015 and 2016.

(3)	Represents award of restricted stock units that will vest in equal installments on December 31, 2013 and 2014.
(4)	Shares will be earned and vest in equal installments upon the achievement of a minimum percentage of the annual incentive plan performance goals for 2013, 2014 and 2015. If the minimum percentage is not achieved, no shares will be earned or vest for that period; however, that installment can vest upon achievement of the annual financial goals measure on either December 31, 2016, 2017 or 2018.
(5)	Represents award of stock appreciation rights, which as to 25% on April 20 of each of 2013, 2014, 2015 and 2016.
(6)	Represents award of restricted stock units that will vest on April 20, 2016, assuming continued employment.
(7)	Represents award of stock appreciation rights, which as to 25% on April 24 of each of 2013, 2014, 2015 and 2016.

STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Daniel J. Oh	239,822	$1,500,268
President, Chief Executive Officer and Former Chief Operating Officer
Chad Stone	50,000	$318,000
Chief Financial Officer
Brad Albin	50,000	$318,000
Vice President, Manufacturing
Gary Haer	56,133	$357,016
Vice President, Sales and Marketing
Dave Elsenbast	50,000	$318,000
Vice President, Supply Chain Management

(1)	Value was calculated using per share closing prices of our common stock on the applicable vesting dates for RSUs.

EMPLOYMENT AGREEMENTS

Chief Executive Officer

In connection with his appointment as our Chief Executive Officer in September 2011, we entered into a new employment agreement with Mr. Oh, the key terms of which are described below. In setting the terms of Mr. Oh’s employment with us, we decided to make a significant portion of his overall compensation opportunity contingent on company performance.

Term. The initial term of the agreement ends December 31, 2014, with automatic one-year extensions thereafter unless notice of non-extension is delivered by either party pursuant to the terms of the agreement.

Base Salary. Mr. Oh will receive an annualized base salary of $450,000, which amount may be increased at any time in the sole discretion of our board of directors.

Annual Cash Bonus. Mr. Oh will be entitled to an annual cash bonus payment at a target level of at least 75% of his base salary in effect on the 90th day of the performance period. Actual incentive payments will be based upon attainment of performance goals pre-determined by our board of directors. Mr. Oh’s target annual bonus for the performance period ending December 31, 2012 was $242,766.

Restricted Stock Units. On September 28, 2011, the execution date of Mr. Oh’s employment agreement, we granted him an award of restricted stock units, or RSUs, which upon full vesting will entitle him to 400,000 shares of our common stock. One half of the RSUs vest in 25% increments, of which, 25% vested on December 31, 2011 and 2012, respectively, and the unvested RSUs vest on December 31 of each of 2013 and 2014, subject to Mr. Oh remaining employed on the respective vesting date. The second half of the RSUs vest as to 25% on December 31 of each of 2012, 2013, 2014 and 2015, subject to (i) achievement of a minimum percentage of the annual incentive plan performance goals for the applicable year (provided, that if the performance goals are not reached with respect to any year, the RSUs that did not vest in that year are eligible to vest on December 31 of 2016, 2017 or 2018 if a minimum percentage of the annual cash bonus performance goals is reached with respect to the year then ended) and (ii) Mr. Oh remaining employed on the respective vesting date.

Stock Appreciation Rights. Upon the pricing of our initial public offering we granted Mr. Oh stock appreciation rights, or SARs, with respect to 400,000 shares of our common stock pursuant to our Amended and Restated 2009 Stock Incentive Plan. The SARs vest as to 25% on each of the first four anniversaries following the date of grant, subject to Mr. Oh’s continued employment through the respective vesting date. The exercise price with respect to the SARs is $10.00 per share.

The SARs will expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) one year following the termination of Mr. Oh’s employment by reason of death or disability, (iii) 90 days following any other termination of Mr. Oh’s employment other than for cause, and (iv) immediately prior to the termination of Mr. Oh’s employment for cause.

Fringe Benefits. Mr. Oh will be entitled to fringe benefits, including, without limitation, an automobile.

Termination Payments.

Termination For Cause or Resignation Without Good Reason. If, during the term of the agreement, we terminate Mr. Oh’s employment for cause or Mr. Oh resigns without good reason, Mr. Oh will forfeit all rights to any annual bonus for the fiscal year in which the termination of employment occurs, and he will be entitled only to a payment equal to any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits.

Termination Due to Death or Disability. If Mr. Oh’s employment is terminated due to death or disability, he or his estate will receive any accrued, but unpaid, base salary, bonuses, vacation pay and benefits and a pro-rated annual cash bonus payment if earned but assuming that any individual performance objectives were achieved at the target level. In such scenarios, there will also be no further vesting of any RSU or SAR.

Termination Without Cause or Resignation With Good Reason. If Mr. Oh is terminated without cause (as defined in Mr. Oh’s employment agreement) or resigns with good reason (as defined in Mr. Oh’s employment agreement), Mr. Oh will receive his base salary at the time of his termination or resignation for a period of 18 months, which is $675,000 in the aggregate as of December 31, 2012, or if Mr. Oh is terminated due to our non-renewal of his employment agreement, for a period of six months, which is $225,000 in the aggregate as of December 31, 2012 (the “Severance Salary Payment”). The Severance Salary Payment will be paid in a lump sum if Mr. Oh is terminated without cause or resigns for good reason following a change of control of the company. In addition, Mr. Oh will also receive (i) reimbursement of health insurance premiums during the period that Severance Salary Payments are made, which is $8,919 in the aggregate as of December 31, 2012 if Mr. Oh is terminated without cause or he resigns for good reason or $2,973 in the aggregate as of December 31, 2012 if Mr. Oh is terminated due to our non-renewal of his employment agreement, (ii) job placement services for 12 months from the date of termination, not to exceed $30,000 in the aggregate, (iii) a pro-rated annual cash bonus payment, (iv) full acceleration of all equity-based compensation if Mr. Oh is terminated within 18 months of a change of control, which is $1,758,000 in the aggregate as of December 31, 2012, and (v) any accrued, but unpaid, base salary, bonuses, vacation pay and other benefits.

Named Executive Officers

Upon termination of employment without cause, each of Messrs. Stone, Haer and Elsenbast are entitled to continued base salary payments for one month, and Mr. Albin to continued base salary payments for 12 months, after the date of termination. If Messrs. Stone, Albin, Haer and Elsenbast had been terminated on December 31, 2012, each would have been entitled to aggregate continued salary payments of $26,048, $225,750, $26,048 and $24,207, respectively.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS

Acceleration of Equity

Except as described in the next paragraph, restricted stock units held by each of Messrs. Oh, Stone, Albin, Haer and Elsenbast will vest in full (i) upon involuntary termination by the Company without cause, (ii) upon a change in control of the Company or (iii) on the first date that the executive officer can sell Company common stock on a national securities exchange without restriction (such restrictions include the underwriters’ lock-up period in connection with our recently completed initial public offering). If a change in control were to have occurred as of December 31, 2012, the named executive officers would have been entitled to receive the cash value of the restricted stock units that would become vested. The named executive officers would have been entitled to the following amounts: Mr. Oh – $1,758,000; Mr. Stone – $140,640; Mr. Albin – $140,640; Mr. Haer – $140,640; and Mr. Elsenbast – $140,640.

The equity compensation issued to Mr. Oh in 2011 has the following different accelerated vesting terms. On or within eighteen months after a change in control of the Company, restricted stock units held by Mr. Oh will vest in full (i) upon involuntary termination of Mr. Oh without cause, (ii) upon termination by Mr. Oh for good reason or (iii) upon termination of Mr. Oh at the end of the term of his employment contract by way of the non-extension of his employment contract. If a change in control were to occur and Mr. Oh’s employment terminates for any of the reasons described above on or within eighteen months after a change in control of the Company, Mr.  Oh would be entitled to the vesting of all of his then unvested restricted stock units.

COMPENSATION OF DIRECTORS

Our Compensation Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Compensation Committee, pursuant to the authority granted under its charter, engaged Aon Hewitt to advise it on director compensation matters. Aon Hewitt’s assessment was taken into consideration in establishing our current director compensation. Directors who are employees of REG, such as Mr. Oh, are not compensated for their service on the Board.

Effective January 25, 2012, each of our non-employee directors are entitled to receive the compensation as described below.

Retainer Fees

Our non-employee directors are paid cash compensation at the following rates:

Annual retainer fee	$35,000
Annual retainer fee for Chairman	$47,000
Annual retainer fee for Chairman of the Audit Committee	$5,000
Annual retainer fee for Chairman of the Compensation Committee	$3,000
Annual retainer fee for Chairman of the Risk Management Committee	$3,000
Annual retainer fee for Chairman of the Nominating and Governance Committee	$2,000

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.

Long-Term Incentive Awards. Each of our non-employee directors also receive an annual equity award equal to $40,000 based on the fair market value of our common stock on the date of grant, except for the Chairman of our board who receives an equity award of $53,000. We expect these annual awards will be granted in the form of RSUs, which will vest in full on the first anniversary of the date of grant. The number of RSUs actually awarded will be determined by dividing the cash value of the grant by the closing price of a share of our common stock on the date of the grant.

2012 Director Compensation Table

The table below shows the compensation paid to each non-employee director for their service in 2012:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1) (2)	Total ($)
Delbert Christensen	$33,306	$53,005	$86,311
Randolph L. Howard	$36,161	$53,005	$89,166
Michael A. Jackson	$33,306	$53,005	$86,311
Jonathan Koch(3)	$88,214	$—	$88,214
Michael Scharf	$38,064	$53,005	$91,069
Christopher D. Sorrells(4)	$89,166	$—	$89,166
Jeff Stroburg	$44,725	$70,232	$114,957

(1)	Amounts listed in this column represent the aggregate grant date fair value of RSUs granted on May 23, 2012 with a vesting period of one year are determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) for financial reporting purposes.
(2)	The following Directors were granted 7,920 shares of restricted stock: Delbert Christensen; Randolph L. Howard; Michael A. Jackson and Michael Scharf. Mr. Jeff Stroburg was granted 10,498 shares of RSUs. At December 31, 2012 these RSUs were unvested and outstanding.
(3)	All compensation in the form of fees for Mr. Koch is paid directly to USRG Management Company, LLC. Includes $53,005 that will be paid to Mr. Koch in cash on May 16, 2013 in lieu of a restricted stock award of 7,920 shares.
(4)	All compensation in the form of fees for Mr. Sorrells is paid directly to Energy Technology Partners, LLC. Includes $53,005 that will be paid to Mr. Sorrells in cash on May 16, 2013 in lieu of a restricted stock award of 7,920 shares.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2012 with management and Deloitte & Touche LLP (“Deloitte”) and discussed with Deloitte those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on these reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2012 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Michael Scharf (Chairman)

Michael A. Jackson

Randolph L. Howard

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2012 and 2011 for professional services rendered by the Deloitte Entities for the audit of our financial statements and other services.

Year	Audit Fes(1)	Audit- Related Fees(2)	Tax Fees(3)
2012	$1,384,757	$176,495	$355,700
2011	$1,340,386	$769,058	$314,463

(1)	Audit fees are fees for the audit of the Company’s annual financial statements. Audit fees also include fees for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.
(2)	In 2012, audit-related fees were comprised of fees for services performed in connection with the Company’s filing of a registration statement on Form S-1 and S-3; acquisitions of North Texas Bio-Energy, LLC and BullDog Biodiesel, LLC; and subsidiary audit requirements on behalf of lending institutions.
(3)	Tax fees are for tax consulting and compliance services and tax related acquisition and tax due diligence services.

Audit Committee Pre-Approval Procedures

With respect to independent auditor services and fees, it is our practice to provide pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally preapproved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairman of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.

GENERAL INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

Stockholder proposals for inclusion in the proxy materials for the 2014 annual meeting must be received at our principal executive offices by December 5, 2013.

In addition, our bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our bylaws, which require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding annual meeting of stockholders. In the event the date of the 2014 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2013 Annual Meeting, in order for a notice to be timely, it must be delivered not later than the close of business on the later of the 90th day prior to the 2013 annual meeting or the close of business on the 10th day following the day on which we first publicly announce the date of the 2013 annual meeting.

Annual Report and Financial Statements

A copy of our 2012 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2012, is available along with this proxy statement and other voting materials and information on the website www.envisionreports.com/regi.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2012, except for a Form 4 filed inadvertently late on February 2, 2012 with respect to certain Stock Appreciation Rights granted to Mr. Oh on January 18, 2012.

Copies of Corporate Governance and Other Materials Available

Our Board has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our web site at www.REGI.com, by selecting “Investor Relations” and then “Corporate Governance.”

•	Third Amended and Restated Certificate of Incorporation

•	Amended and Restated Bylaws

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2016

Delbert Christensen

Randolph L. Howard

Michael A. Jackson

Our Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the three nominees for director will be elected if each receives the majority of the votes cast in person or represented by proxy, with respect to each director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 —

APPROVAL OF RENEWABLE ENERGY GROUP

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

In March, 2013, our compensation committee, in accordance with the authority delegated to it by our Board of Directors, unanimously approved a new Renewable Energy Group Annual Incentive Plan for Executive Officers (the “2013 Annual Incentive Plan”), subject to approval by our stockholders. Stockholder approval of the 2013 Annual Incentive Plan will allow bonuses paid under it to “covered employees” to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Our previous cash incentive plan for 2012, which was substantially similar to the 2013 Annual Incentive Plan expired on December 31, 2012 (subject to payments of bonus amounts earned prior to such date). See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plans” for a description of our previous cash incentive plan.

Summary of the 2013 Annual Incentive Plan

The following paragraphs provide a summary of the principal features of the 2013 Annual Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2013 Annual Incentive Plan, a copy of which has been filed with the SEC with this proxy statement as Appendix A.

General. The 2013 Annual Incentive Plan is a cash bonus plan designed to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, and to attract, motivate and reward the individuals who are part of the senior executive staff of the Company as designated by our Chief Executive Officer (collectively, the “Executives”). If certain requirements are satisfied, bonuses awarded under the 2013 Annual Incentive Plan to “covered employees” will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Eligibility. In addition to our Chief Executive Officer (“CEO”), those individuals who are part of our senior executive staff as designated by the CEO, at the CEO’s discretion, shall be eligible to participate in the 2013 Annual Incentive Plan. No person is automatically entitled to participate in the 2013 Annual Incentive Plan in any fiscal year, or portion thereof. Participation in the 2013 Annual Incentive Plan during any fiscal year, or portion thereof, does not entitle a participant to participate in the 2013 Annual Incentive Plan or any similar plan in the future. Six officers will participate in the 2013 Annual Incentive Plan.

Administration. The 2013 Annual Incentive Plan will be administered by the members of the Board of Directors of the Company who satisfy the independence requirements of Section 162(m), acting as a committee (the “Independent Board Members”). The Independent Board Members acting as a committee shall have the sole discretion and authority to:

(i)	administer and interpret the 2013 Annual Incentive Plan in accordance with Section 162(m) as appropriate;

(ii)	prescribe the terms and conditions of any awards granted under the 2013 Annual Incentive Plan;

(ii)	adopt rules and guidelines for the administration of the 2013 Annual Incentive Plan that are consistent with the 2013 Annual Incentive Plan; and

(iii)	interpret, amend or revoke any such rules and guidelines.

The compensation committee of our Board of Directors shall make recommendations to the Independent Board Members regarding the items identified above. However, the decisions of the Independent Board Members shall in every case be final and binding on all persons having an interest in the 2013 Annual Incentive Plan.

Determination of Awards. Each fiscal year, the performance bonus amount payable to each Executive will be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The compensation committee will, for each fiscal year, recommend to the Independent Board Members for approval and the Independent Board Members will approve, the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the performance criteria discussed below.

Performance criteria are limited to the following: (a) cash flow, (b) earnings per share, (c) adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding), (d) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (e) adjusted EBITDA (EBITDA, adjusted to include incentive payments received for performance in the year of the plan award, and to exclude (1) the effect of any acquisitions during the period, (2) expenses related to completed and uncompleted acquisitions and other transactions, (3) non-cash stock-based compensation expense, (4) the change in fair value of any embedded derivative feature, and (5) straight-line lease expense and other specified items), (f) EBITDA margin (EBITDA/total revenue), (g) adjusted EBITDA margin (adjusted EBITDA/total revenue) (h) income or net income, (i) adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items), (j) return on equity, (k) total stockholder return, (l) share price performance, (m) return on capital, (n) return on assets or net assets, (o) revenue, (p) operating income or net operating income, (q) operating profit or net operating profit, (r) operating margin or profit margin, (s) return on operating revenue, (t) return on invested capital, (u) market segment shares, (v) costs, (w) expenses, (x) implementation or completion of critical projects, (y) debt reduction, (z) gallons sold, (aa) gallons produced, (bb) employee turnover, (cc) balance of cash and cash equivalents, and (dd) risk management performance.

Each performance criterion may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Independent Board Members when it identifies the selected performance criteria.

In applying these criteria to a particular period, the Independent Board Members may adjust any evaluation of performance to account for certain events, including: (i) asset write-downs, (ii) litigation or claim judgments or settlements and related expenses, (iii) changes in tax law and accounting principles, (iv) accruals for reorganization and restructuring programs, (v) extraordinary nonrecurring items, and (vi) dilutive and/or accretive effects of acquisitions or joint ventures.

Award Limits. The Independent Board Members may in their discretion direct that any performance bonus be reduced below the amount as calculated above. In addition, the Independent Board Members may in their discretion increase the amount of compensation otherwise payable to any Executive upon satisfaction of the designated targets if the Executive would not be covered by Section 162(m) of the Code. The aggregate amount payable under the Plan to any Executive for any fiscal year may not exceed $5,000,000.

The Payment of Bonuses. No later than two and one-half months following the completion of a fiscal year, and prior to payment of the bonus, the Independent Board Members will determine and certify in writing the extent to which the performance criteria and targets have been satisfied. Bonuses will be paid as soon as practicable following the end of such year and such certification, but in no event later than two and one-half months following the completion of the fiscal year.

Termination of Employment. Except as may otherwise be provided in an Executive’s employment or other agreement, termination of employment with the Company or its subsidiaries prior to the end of a fiscal year for any reason (whether voluntary or involuntary) will result in forfeiture of all opportunity to receive an award under the 2013 Annual Incentive Plan for that fiscal year. However, the Independent Board Members will have discretion to provide for payment of a pro rata portion of any otherwise earned award (based on the number of days employed during the fiscal year) in appropriate circumstances.

Amendment and Termination. The Independent Board Members may amend, modify or terminate the 2013 Annual Incentive Plan at any time.

Summary of Federal Income Tax Consequences

Under present federal income tax law, participants will generally recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by REG. If, and to the extent that, the 2013 Annual Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

New Plan Benefits

We cannot determine at this time the actual awards that will be paid under the 2013 Annual Incentive Plan, as awards will depend upon the individuals selected for participation in any given year, the bonus amounts that may be earned by them as determined by the Independent Board Members in any given year and our actual performance. Our named executive officers received bonus awards under our previous cash incentive plans for the 2011 and 2012 award years, which was substantively similar to the 2013 Annual Incentive Plan. The amounts of these bonuses are shown in this Proxy Statement as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table under “Executive Compensation Tables.”

In March 2013, the Independent Board Members approved the 2013 Senior Executive Annual Incentive Plan, a cash incentive bonus plan to reward 2013 fiscal year performance of designated executive officers, the terms of which are pursuant to the umbrella terms of the 2013 Annual Incentive Plan. If this Proposal 2 to approve the 2013 Annual Incentive Plan is not approved by our stockholders, no payments will be made under the 2013 Senior Executive Annual Incentive Plan to individuals who are “covered employees” (as defined under Section 162(m) of the Code). However, if this Proposal 2 is approved by our stockholders (for “covered employees”), and the established fiscal year 2013 goals are achieved under the 2013 Senior Executive Annual Incentive Plan, designated participants may earn a maximum bonus award equal to 100% of their annual base salary, except for our Chief Executive Officer who may earn up to 150% of his annual base salary, which potential maximum amounts are set forth in the table below for: (i) the named executive officers identified in the “Executive Compensation — Summary Compensation Table” contained in this proxy statement, (ii) all current executive officers as a group, (iii) our current non-executive directors as a group and (iv) all employees, other than executive officers, as a group:

Name	Maximum Bonus Award ($)
Daniel J. Oh, President and Chief Executive Officer	$675,000
Chad Stone, Chief Financial Officer	$243,810
Brad Albin, Vice President, Manufacturing	$243,810
Gary Haer, Vice President, Sales and Marketing	$243,810
Dave Elsenbast, Vice President, Supply Chain Management	$209,790
Executive Officers as a Group (6 persons)	$1,825,741
Non-Executive Director Group	—	(1)
Non-Executive Officer Employee Group	—	(1)

(1)	No Non-Executive Directors or Non-Executive Officers were selected for participation in the 2013 Senior Executive Annual Incentive Plan.

Required Vote

The affirmative vote of a majority of the Common Stock and, on an as converted basis, the Series B Preferred Stock, voting as one class, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RENEWABLE ENERGY GROUP ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

PROPOSAL 3 — “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proposal 3, which is commonly referred to as a “say-on-pay” vote, provides you with the opportunity to advise our Board and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is not binding on the Company, our Compensation Committee or our Board. We value, however, the opinions of our stockholders and the Compensation Committee will take into account, as we have in the past, the result of the vote when determining future executive compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Based upon its review of Deloitte & Touche LLP’s (“Deloitte”) qualifications, independence and performance, the Audit Committee of our Board has appointed Deloitte to serve as our independent registered public accounting firm for 2013.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of Deloitte as the Company’s independent registered public accounting firm for 2013 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider whether to retain Deloitte, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the voting power of the common stock, Class A common stock and, on an as-converted basis, Series B preferred stock, all voting as one class, present in person or by proxy at the Annual Meeting, is required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2013.

Representatives of Deloitte are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Appendix A

RENEWABLE ENERGY GROUP ANNUAL INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

1. Purpose.

The purpose of the Annual Incentive Plan (the “Plan”) is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, and to attract, motivate and reward the individuals who are part of the senior executive staff of Renewable Energy Group, Inc. (the “Company”) as designated by the Chief Executive Officer (collectively, the “Executives”). Under the Plan, an Executive may be awarded for each fiscal year of the Company, or a portion thereof, a performance bonus, described in Section 4 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No bonuses shall be payable under this Plan unless and until the Plan is approved by the Company’s stockholders.

2. Eligibility.

In addition to the Chief Executive Officer (“CEO”), those individuals who are part of the senior executive staff as designated by the CEO, at the CEO’s discretion, shall be eligible to participate in the Plan. No person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. Participation in the Plan during any fiscal year, or portion thereof, does not entitle a participant to participate in the Plan or any similar plan in the future.

3. Administration of the Plan.

The Plan shall be administered by the members of the Board of Directors of the Company who satisfy the independence requirements of Section 162(m) of the Code, acting as a committee (the “Independent Board Members”). The Independent Board Members acting as a committee shall have the sole discretion and authority to:

(i)	administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate;

(ii)	prescribe the terms and conditions of any awards granted under the Plan;

(iii)	adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and

(iv)	interpret, amend or revoke any such rules and guidelines.

The Compensation Committee of the Board of Directors shall make recommendations to the Independent Board Members regarding the items identified above. However, the decisions of the Independent Board Members shall in every case be final and binding on all persons having an interest in the Plan.

4. Performance Bonus Amounts.

For each fiscal year, the performance bonus amount payable to each Executive under this Section 4 is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code and shall be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The Compensation Committee shall, for each fiscal year, recommend to the Independent Board Members for approval and the Independent Board Members shall approve, the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

(i) The relevant performance criteria shall include (a) cash flow, (b) earnings per share, (c) adjusted earnings per share (adjusted net income divided by the weighted average of dilutive common share equivalents outstanding), (d) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (e) adjusted EBITDA (EBITDA, adjusted to include incentive payments received for performance in the year of the plan award, and to exclude (1) the effect of any acquisitions during the period, (2) expenses related to completed and uncompleted acquisitions and other transactions, (3) non-cash stock-based compensation expense, (4) the change in fair value of any embedded derivative feature, and (5) straight-line lease expense and other specified items), (f) EBITDA margin (EBITDA/total revenue), (g) adjusted EBITDA margin (adjusted EBITDA/total revenue) (h) income or net income, (i) adjusted net income (net income before non-cash stock-based compensation expense, net of tax and other specified items), (j) return on equity, (k) total stockholder return, (l) share price performance, (m) return on capital, (n) return on assets or net assets, (o) revenue, (p) operating income or net operating income, (q) operating profit or net operating profit, (r) operating margin or profit margin, (s) return on operating revenue, (t) return on invested capital, (u) market segment shares, (v) costs, (w) expenses, (x) implementation or completion of critical projects, (y) debt reduction, (z) gallons sold, (aa) gallons produced, (bb) employee turnover, (cc) balance of cash and cash equivalents, and (dd) risk management performance, any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Independent Board Members when it identifies the selected performance criteria.

(ii) Unless specified otherwise by the Independent Board Members at the time the performance goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, the Independent Board Members shall appropriately adjust the method of evaluating performance under a performance criterion for a performance period as follows: (a) to exclude asset write-downs, (b) to exclude litigation or claim judgments or settlements and related expenses, (c) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) to exclude accruals for reorganization and restructuring programs, (e) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (g) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (h) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (i) to exclude the effects of stock-based compensation; and (j) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m).

(iii) As determined by the Independent Board Members, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Independent Board Members determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, and the selected performance criteria and targets. If for any fiscal year the Independent Board Members determine to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25% of the total number of days in such short performance period, the Independent Board Members shall identify in writing the target bonus, the selected performance criteria, and the targets applicable to such period.

(iv) The Independent Board Members may in their discretion direct that any performance bonus be reduced below the amount as calculated above. Further, the Independent Board Members may in their discretion increase the amount of compensation otherwise payable to any Executive upon satisfaction of the designated targets if such Executive would not be covered by Section 162(m) of the Code. Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive for any fiscal year as a performance bonus shall be $5,000,000.

5. The Payment of Bonuses.

No later than two and one-half months following the completion of the fiscal year, and prior to payment of the bonus, the Independent Board Members shall determine and certify in writing the extent to which the performance criteria and targets have been satisfied as required by Section 162(m) of the Code for the fiscal year (or for any short performance periods ending with or within such year). Bonuses shall be paid as soon as practicable following the end of such year or short performance period, as the case may be, and such certification, and in no event later than two and one-half months following the completion of the fiscal year.

6. Termination of Employment.

Except as may otherwise be provided in an employment or other written agreement between a participant and the Company, termination of employment with the Company or its subsidiaries prior to the end of the fiscal year (or for short performance period ending with or within such year) for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an award under the Plan for that fiscal year (or short performance period), provided that the Independent Board Members shall have discretion to provide for payment of a pro rata portion of any otherwise earned award (based on the number of days employed during the fiscal year or short performance period) in appropriate circumstances.

7. Amendment and Termination.

The Independent Board Members may amend, modify or terminate the Plan at any time.

8. Section 409A of the Code.

To the extent applicable, it is intended that this Plan and any awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

9. Recoupment.

Notwithstanding any other provision herein, any recoupment or “clawback” policies recommended by the Compensation Committee and approved by the Independent Board Members pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to the awards granted hereunder to the extent the Independent Board Members provide at the time the policy is adopted.

10. No Right to Employment, Reelection or Continued Service.

Nothing in this Plan or a bonus granted hereunder shall interfere with or limit in any way the right of the Company to terminate any participant’s employment, service on the Board of Directors or service for the Company or any subsidiary thereof at any time or for any reason not prohibited by law, nor shall this Plan or a bonus granted hereunder itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither a bonus awarded hereunder nor any benefits arising under this Plan shall constitute an employment contract with the Company.

11. Unfunded Plan.

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their bonus awards, if any. If the Independent Board Members or the Company choose to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, EST, on May 15, 2013.

Vote by Internet • Go to www.envisionreports.com/regi • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — Management recommends that you vote “FOR” all Management Nominees listed below, and
“FOR” items 2, 3 and 4.

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1.	ELECTION OF DIRECTORS:
		For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - Delbert Christensen	☐	☐	☐	02 - Randolph L. Howard			☐	☐	☐	03 - Michael A. Jackson	☐	☐	☐

					For	Against	Abstain						For	Against	Abstain
2.	Approval of the Renewable Energy Group Annual Incentive Plan for Executive Officers				☐	☐	☐	3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.					☐	☐	☐

4.	Ratification of the appointment of the independent registered public accounting firm.				☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X

01MBLB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://www.envisionreports.com/regi

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — RENEWABLE ENERGY GROUP, INC.

Annual Meeting of Stockholders – May 16, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Daniel J. Oh and Chad Stone, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Renewable Energy Group, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 16, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR, AND “FOR” ITEMS 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)